CRONE ROZYNKO LLP
101 Montgomery Street, Suite 1950
San Francisco, CA 94105
phone: 415 955-8900
fax: 415 955-8910

May 9, 2008

UNIVERSAL SOLAR TECHNOLOGY, INC.
No. 1 Pingbei Road 2,
Nanping Science & Technology Industrial Park,
Zhuhai City, Guangdong Province,
The People’s Republic of China 519060

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Universal Solar Technology, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share. The Shares are to be offered and sold by the Company pursuant to a Registration Statement on Form S-1 relating to the Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing and subject to the following, we are of the opinion that the Shares are duly authorized and if and when issued will be, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the bar in the State of California, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America and the Nevada Private Corporations Law (the “NPCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Nevada and, accordingly, our opinions as to the NPCL are based solely on a review of the official statutes of the State of Nevada and the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such statutes and provisions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, Crone Rozynko LLP /s/ Crone Rozynko LLP